Execution Version

STOCK PURCHASE AGREEMENT
NORDIC BULK VENTURES HOLDING COMPANY LTD.

This Stock Purchase Agreement is made and entered into as a deed as of the 23rd day of January, 2017 (hereinafter the “Agreement”), by and between Bulk Fleet Bermuda Holding Company Ltd., a Bermuda company with its registered address located at 3rd Floor, Par la Ville Place, Par la Ville Road, Hamilton HM08 Bermuda ( “BFB” or “Buyer”); ST Shipping and Transport Pte. Ltd., a Singapore company with its registered address located at 1 Temasek Avenue, #34-01 Millenia Tower, Singapore 039192 (“STST” or “Seller”), and; Nordic Bulk Ventures Holding Company Ltd., a Bermuda company with its registered address located at 3rd Floor, Par la Ville Place, Par la Ville Road, Hamilton HM08 Bermuda (the “Company”, and together with the Buyer and Seller, the “Parties”).
WITNESSETH:
WHEREAS, the Company was formed on August 7, 2013, with 10,000 authorized shares, all of which are issued, outstanding, fully paid and non-assessable, as of the date hereof (the “Company Shares”);
WHEREAS, BFB owns fifty percent (50%) of the Company Shares represented by share certificate No. 1 (“Certificate No. 1”), and STST owns fifty percent (50%) of the Company Shares represented by share certificate No. 2 (“Certificate No. 2”), and
WHEREAS, STST and BFB are parties to a shareholders agreement dated November 29, 2013 with respect to the Company, as same may be amended from time to time (the “Shareholders Agreement”);
WHEREAS, STST made various loans to the Company during the period November 29, 2013 through November 17, 2016 in the total amount of US $9,278,800 which loans remain outstanding (the “STST Loans”);
WHEREAS, the Seller desires to sell its fifty percent (50%) of the Company Shares (the “Acquisition Shares”) and all of its right title and interest in the STST Loans, and the Buyer desires to purchase the Acquisition Shares and all of the Seller’s right, title and interest in the STST Loans, upon the terms and conditions hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in this Agreement, and in order to consummate the purchase and the sale of the Acquisition Shares, it is hereby agreed as follows:
1.    DEFINITIONS.
"Acquisition Shares" has the meaning given in the Recitals;
"Closing" has the meaning given in Clause 2(b);
“Bulk Partners” means, collectively, Bulk Partners (Bermuda) Ltd., Phoenix Bulk Management Bermuda Ltd., Nordic Bulk Carriers A/S;

“Glencore” means, collectively, Glencore plc (formerly Glencore Xstrata plc) and Glencore International AG;
"Purchase Price" means the amount as calculated in Clause 2(a) to be paid by the Buyer to the Seller in consideration for the Acquisition Shares and the STST Loans, as subsequently adjusted by the Post-Closing Adjustment;
“Post-Closing Adjustment” has the meaning given in Clause 2(e);
“SBC Guarantees” means the guarantees in favour of Sumitomo Corporation dated 2 December 2013 issued by each of Glencore Xstrata Plc (renamed Glencore Plc) and Bulk Partners with respect to the obligations of the respective Subsidiaries under each of the Shipbuilding Contracts;
“Shipbuilding Contracts” means (i) the Contract for Construction and Sale dated December 2, 2013 for Hull No. 10762 (Bulk Destiny), and (ii) the Contract for Construction and Sale dated December 2, 2013 for Hull No. 10763 (Bulk Endurance);
“STST Loans” has the meaning given in the Recitals;
“Subsidiaries” means (i) Bulk Nordic Five Ltd., and (ii) Bulk Nordic Six Ltd., each a Bermuda company, the shares of which are owned 100% by the Company.
2.    PURCHASE AND SALE, CLOSING.
a.    In consideration of the Purchase Price to be paid by the Buyer to the Seller in the amount shown below, as subsequently adjusted by the Post-Closing Adjustment, the Seller shall sell, convey, transfer and assign to the Buyer the Acquisition Shares equal to fifty percent (50%) of the Company Shares and all of the Seller’s right, title and interest in and to the STST Loans.

	Hull 10762	Hull 10763	Total
Original contract cost	29,030,000	29,030,000	58,060,000
Extras	1,359,400	1,359,400	2,718,800
Credit - Extras	(330,600)	(330,600)	(661,200)
Credit - Contract	(1,500,000)	(1,500,000)	(3,000,000)
	28,558,800	28,558,800	57,117,600
Bidsted Commission	144,750	144,750	289,500
Ships Grabs	136,000	136,000	272,000
Estimated Initial Exp	643,341	640,668	1,284,010
TOTAL COST	29,485,691	29,483,018	58,968,710
Total Contributions	(9,283,800)	(9,283,800)	(18,567,600)
Net balance	20,201,891	20,199,218	40,401,110
Agreed value of vessels	21,000,000	21,000,000	42,000,000

Agreed value of equity                 1,598,890
Purchase Price = 50% of equity:             $799,445
The Purchase Price shall be allocated first to the STST Loans up to their face value and then any balance shall be allocated to the Acquisition Shares.
b.    The closing of the transaction under this Agreement shall be held on or before January 31, 2017 at the registered office of the Company in Bermuda (unless otherwise agreed between the Buyer and the Seller), at which the following shall occur (the "Closing").
c.    At the Closing:
(i)    the Buyer shall (A) pay the Purchase Price to the Seller by wire transfer in same day funds to the Seller’s nominated account; and (B) provide evidence satisfactory to the Seller of the full and unconditional release of the obligations under the SBC Guarantees; and
(ii) the Seller shall cause Certificate No. 2 to be marked “CANCELLED” and surrendered to the Company.
d.The transfer and assignment of all of the Seller’s right, title and interest in and to (i) the Acquisition Shares, and (ii) the STST Loans shall be deemed completed upon the performance of the obligations set forth in Clause 2c above, it being expressly agreed that this Agreement shall effect the said transfer and assignment upon the Closing.
e.     Not more than 30 days after Closing, final invoices for estimated initial expenses included in Clause 2(a) shall be compared to the estimates. The sum of the difference shall be added or subtracted to or from the Purchase Price (the “Post-Closing Adjustment”), and will be paid by the Seller to the Buyer or by the Buyer to the Seller, as the case may be, by wire transfer in same day funds to the relevant Party’s nominated account within [three business days] of notification of the amount of the Post-Closing Adjustment.

3.    REPRESENTATIONS AND WARRANTIES OF SELLER
Seller hereby represents, warrants and undertakes on the date of this Agreement and at Closing:
a.The Seller is the legal owner of 5,000 shares of the Company Shares, and is the holder of Certificate No. 2 representing 50 per cent (50%) of the Company Shares, all of which shares are issued and outstanding, fully paid and non-assessable, and are free and clear of all security interests, liens, encumbrances, pledges and any other charges whatsoever;

b.The Seller is the sole creditor of the Company in respect of the STST Loans and has not assigned, encumbered, or granted a security interest in the STST Loans;

c.Other than the Shareholders' Agreement, there is no agreement or undertaking to which the Seller is a party pertaining to the ownership, possession, or transfer of the Acquisition Shares and the STST Loans;

d.The execution, delivery and performance of this Agreement by the Seller will not:

(i)constitute a breach or a violation of any law, agreement, contract, deed of trust, mortgage, loan agreement or other instrument or contract to which the Seller is a party or is bound. Nothing in the Shareholders Agreement shall be construed as violating this clause;

(ii)constitute a violation of any order, judgment or decree to which the Seller is a party or by which the Seller’s assets or properties are bound or affected;

e.The Seller has taken all necessary corporate action to approve, authorize and confirm the entering into of this Agreement and the purchase and sale of the Acquisition Shares and STST Loans;

f.The Seller has no knowledge of any claims by any third party against the Seller, the Acquisition Shares or the STST Loans that would hinder, restrict or encumber the transfer and assignment of the Acquisition Shares and the STST Loans.

g.The SBC Guarantees issued by Glencore Xstrata Plc (renamed Glencore Plc) are the only guarantees issued by Glencore or the Seller arising out of the Shareholders Agreement or the transactions undertaken in connection therewith.

4.    REPRESENTATIONS AND WARRANTIES OF BUYER

a.	The execution, delivery and performance of this Agreement by the Buyer will not:

(i)constitute a breach or a violation of any law, agreement, contract, deed of trust, mortgage, loan agreement or other instrument or contract to which the Buyer is a party or is bound. Nothing in the Shareholders Agreement shall be construed as violating this clause;

(ii)constitute a violation of any order, judgment or decree to which the Buyer is a party or by which the Buyer’s assets or properties are bound or affected;

b.The Buyer has taken all necessary corporate action to approve, authorize and confirm the entering into of this Agreement and the purchase and sale of the Acquisition Shares and STST Loans.

c.The SBC Guarantees issued by Bulk Partners (Bermuda) Ltd. are the only guarantees issued by Bulk Partners or the Buyer arising out of the Shareholders Agreement or the transactions undertaken in connection therewith.

5.	RELEASE

a.With effect from the Closing, BFB and Bulk Partners release and discharge STST and Glencore from further performance of the various covenants, undertakings, warranties and other obligations contained in the Shareholders Agreement and from any claim, demand matter or thing whatsoever arising out of or in respect of the Shareholders Agreement or the transactions undertaken in connection therewith, whether prior to, on or subsequent to Closing.

b.With effect from the Closing, STST and Glencore hereby release and discharge BFB and Bulk Partners from further performance of the various covenants, undertakings, warranties and other obligations contained in the Shareholders Agreement and from any claim, matter or thing whatsoever arising out of the Shareholders Agreement or the transactions undertaken in connection therewith, whether prior to, on or subsequent to Closing.

6.	MISCELLANEOUS

a.Upon the Closing, each of the Buyer, Bulk Partners, the Seller and Glencore agrees that each and every provision of the Shareholders Agreement shall be terminated, and all of the respective rights and obligations of the parties thereunder shall cease and determine, in each case notwithstanding any provision to the contrary therein.

b.The Seller and Buyer have each consulted independent legal counsel, or had the opportunity to consult independent legal counsel, prior to entering into this Agreement;

c.The respective representations and warranties of the Seller and Buyer contained in this Agreement shall survive the Closing. Except as set forth in this Agreement, there are no other agreements, representations, warranties or covenants by or among the parties hereto with respect to the subject matter hereof.

d.All notices, requests, demands and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by courier, with signature receipt required, to the respective addresses of the parties as first mentioned above, or to such other address as a party may have specified by notice in writing to the other party.

e.No variation of this Agreement shall be effective unless in writing and signed by or on behalf of each of the Parties.

f.This Agreement may be executed in any number of counterparts and by the Parties to it on separate counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

g.This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, construed and enforced in accordance with the laws of England, and any dispute arising out of this Agreement shall be referred to arbitration in London in accordance with the latest LMAA rules.

IN WITNESS WHEREOF, this Agreement has been executed as a deed and delivered as of the date first written above.
Seller:

EXECUTED AS A DEED by
ST SHIPPING AND TRANSPORT PTE. LTD.

By:     /s/ R. Dumpleton        /s/ R. Koot
Name: R. Dumpleton            R. Koot
Title: Director            Director

Buyer:

EXECUTED AS A DEED by
BULK FLEET BERMUDA HOLDING COMPANY LIMITED

By:     /s/ Deborah Davis
Name: Deborah Davis
Title:     Director

Company:

EXECUTED AS A DEED by
NORDIC BULK VENTURES HOLDING COMPANY LTD.

By:     /s/ Arthur E.M. Jones
Name: Arthur E.M. Jones
Title:     Director

Consenting Parties:

ACKNOWLEDGED AND AGREED:

EXECUTED AS A DEED by
BULK PARTNERS (BERMUDA) LTD.

By:     /s/ Arthur E.M. Jones
Name: Arthur E.M. Jones
Title:     Director

EXECUTED AS A DEED by
NORDIC BULK CARRIERS A/S

By: /s/ Mads Boye Peterson
Name: Mads Boye Peterson
Title:    Director

EXECUTED AS A DEED by
GLENCORE PLC (formerly GLENCORE XSTRATA PLC)

By:     /s/ John Burton
Name: John Burton
Title:    Company Secretary

EXECUTED AS A DEED by
GLENCORE INTERNATIONAL AG

By: /s/ Andreas Hubmann        Shaun Teichner
Name: Andreas Hubmann        Shaun Teichner
Title: Director            Officer